Exhibit (a)(1)(F)

U.S. Offer to Purchase For Cash

ALL OUTSTANDING ORDINARY SHARES, NO NOMINAL VALUE, HELD BY U.S. HOLDERS AND

ALL SHARES REPRESENTED BY OUTSTANDING AMERICAN DEPOSITARY

SHARES, HELD BY ALL HOLDERS, WHEREVER LOCATED,

of

ABLYNX NV

at

€45.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST

and

€45.00 PER AMERICAN DEPOSITARY SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST

Pursuant to the Offer to Purchase dated April 4, 2018

by

SANOFI

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 4, 2018, UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.

April 4, 2018

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 4, 2018 (the “Offer to Purchase”), the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form in connection with the offer by Sanofi, a French société anonyme (“Offeror”), to purchase up to 100% of the issued and outstanding ordinary shares, no nominal value (“Shares”) of Ablynx NV, a Belgian naamloze vennootschap (the “Company”) from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and up to 100% of the outstanding Shares of the Company represented by American Depositary Shares of the Company (each, an “ADS” and collectively, “ADSs”) issued by JPMorgan Chase Bank, N.A., acting as depositary from all holders (the “Depositary”), pursuant to that certain Deposit Agreement, dated as of September 5, 2014, among the Company, the Depositary and all holders from time to time of American depositary receipts (“ADRs”) issued thereunder (as amended, the “Deposit Agreement”), wherever located, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form, as applicable (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “U.S. Offer”).

Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU

ACCEPT THE U.S. OFFER AND TENDER ALL OF YOUR SHARES AND/OR ADSs PURSUANT TO

THE U.S. OFFER.

We or our nominees are the holder of record of Shares and/or ADSs held for your account. A tender of such Shares and/or ADSs can be made only by us as the holder of record and pursuant to your instructions. For U.S. holders of Shares, the ADS Letter of Transmittal is being furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares and/or ADSs held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and, as applicable, the Share Acceptance Form, the ADS Letter of Transmittal and the Share Withdrawal Form.

Please note carefully the following:

1. The offer price for the U.S. Offer is €45.00 per Share and per ADS, net to the seller in cash, without interest (the “Offer Price”). The Offer Price paid to holders of ADSs will be paid in U.S. dollars converted in the manner described in Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs” of the Offer to Purchase and will be distributed, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the Deposit Agreement), to such holders.

2. The U.S. Offer is being made for up to 100% of the issued and outstanding Shares of the Company held by U.S. holders and up to 100% of the Shares of the Company represented by ADSs from all holders, wherever located.

3. The U.S. Offer is being made pursuant to that certain Heads of Agreement Relating to a Friendly Tender Offer for Ablynx NV, dated January 28, 2018 (as it may be amended from time to time, the “Heads of Agreement”), by and between Offeror and the Company. Under the Heads of Agreement, Offeror has agreed to commence the U.S. Offer as contemporaneously as practicable with the commencement of the offer to purchase all of the Company’s Shares, warrants and bonds in Belgium and Offeror’s obligation to accept for payment and pay for Shares and ADSs tendered pursuant to the U.S. Offer is subject to the terms and conditions of the Heads of Agreement.

4. The Board of Directors of the Company (the “Company Board”) has unanimously: (i) declared that the Heads of Agreement and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its shareholders, (ii) adopted and approved the Heads of Agreement and approved that the Company enter into the Heads of Agreement and consummate the transactions contemplated thereby, including the U.S. Offer, on the terms and subject to the conditions set forth therein, and (iii) determined to recommend that the U.S. holders of Shares and holders of ADSs accept the U.S. Offer and tender their Shares and/or ADSs to Offeror pursuant to the U.S. Offer.

5. The U.S. Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on May 4, 2018, unless the U.S. Offer is extended or earlier terminated.

6. The U.S. Offer is not subject to a financing condition. The obligation of Offeror to accept for payment and pay for Shares and/or ADSs validly tendered (and not withdrawn) pursuant to the U.S. Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (i) the Minimum Tender Condition (as defined in the Offer to Purchase) and (ii) the Antitrust Condition (as defined in the Offer to Purchase) which was satisfied on February 27, 2018, with respect to the clearance by the German Federal Cartel Office and on February 28, 2018, with respect to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the Share Acceptance Form. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Share Acceptance Form.

Holders of ADSs who wish to tender any or all of your ADSs, may do so by completing the ADS Letter of Transmittal. If you authorize tender of your ADSs, all such ADSs will be tendered unless specified on the ADS Letter of Transmittal. An envelope to return your Share Acceptance Form and/or ADS Letter of Transmittal to us is enclosed.

Your prompt action is requested. Your Share Acceptance Form and/or ADS Letter of Transmittal should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the U.S. Offer.

The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares or ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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